Media Contact:
Mark Delcorps, Overstock.com, Inc.
+1 (801) 947-3564
pr@overstock.com

Investor Contact:
Brian Keller, Overstock.com, Inc.
+1 (801) 947-5374
ir@overstock.com

Overstock.com Reports Q2 2017 Results
Consolidated revenue of $432 million (3% growth) and pre-tax loss of ($9.7) million
Retail pre-tax loss of ($6.4) million
Medici pre-tax loss of ($3.3) million
Retail Site Launches Cars Tab
Medici's t0 Launches Revolutionary Securities Lending System

SALT LAKE CITY - August 3, 2017 - Overstock.com, Inc. Common Shares (NASDAQ:OSTK) / Series A Preferred (Medici Ventures’ t0 platform : OSTKP) / Series B Preferred (OTCQX:OSTBP) today reported financial results for the quarter ended June 30, 2017.

Key Q2 2017 metrics (comparison to Q2 2016):

•	Revenue: $432.0M vs. $418.5M (3% increase);

•	Gross profit: $84.2M vs. $76.3M (10% increase);

•	Gross margin: 19.5% vs. 18.2% (125 basis point increase);

•	Sales and marketing expense: $43.3M vs. $33.4M (30% increase);

•	Contribution (non-GAAP measure): $41.4M vs. $46.9M (12% decrease);

•	G&A/Technology expense: $50.6M vs. $48.5M (4% increase);

•	Pre-tax loss: ($9.7M) vs. ($1.5M) ($8.3M increase);

◦	Pre-tax loss - OSTK retail (non-GAAP financial measure): ($6.4M)

◦	Pre-tax loss - Medici (non-GAAP financial measure): ($3.3M)

•	Benefit for income taxes: ($2.0M) vs. ($243,000) ($1.7M increase);

•	Net loss*: ($7.5M) vs. ($904,000) ($6.6M increase);

•	Diluted EPS: ($0.29)/share vs. ($0.04)/share ($0.25/share decrease);

*Net loss refers to Net loss attributable to stockholders of Overstock.com, Inc.

Dear Owner,
The loss on the blockchain side of the business was expected, as we are incurring significant costs building out the most leading edge applications in blockchain. For example, t0 (our blockchain-meets-capital-markets subsidiary) released the single most disruptive application of blockchain yet created: a blockchain-based securities lending system, which will enable t0 to compete with a superior product against the largest prime brokers on Wall Street.
The loss on the retail side was unpleasant, but not as heart-stopping as it might appear. In truth, almost all aspects of our retail business are running well: our sourcing is expanding (we are up to 3 million products and have a clear path to having 5-10X that many), our logistics operations are efficient; our site technology is intelligent and is becoming more so through our work in machine learning; our branding efforts are showing better responsiveness than they have in years; and our digital marketing channels (with one exception) are run by quants who have finely tuned them.
The one great exception to all this is SEO (search engine optimization). We are traditionally quite good at SEO, and even can be said to punch above our weight on that score. As a result, a large percentage of our traffic is dependent upon Google. In May, Google began its annual algorithm adjustments, but this year the volatility introduced and the length of the tuning has been significantly greater than any previous year of which we are aware. This created tremendous headwind for our business from May through the summer thus far. We have reorganized a large number of resources around addressing this current challenge, as well as preventing it from ever occurring again. In recent weeks we believe that, once again, we have found a way through it, with a variety of innovations and technical improvements, so we are encouraged that we will find ourselves back on the path to market-like growth with profitability quite soon. It is the only channel of our business that has taken this large hit, but it is a particularly important channel to us, and the cost of coming off slipping a stitch in this area translated quickly into a loss for the firm. Q3 has already shown a small bounce back in the right direction, and I believe that by September we will be back on track.

Respectfully,

Patrick M. Byrne

We will hold a conference call and webcast to discuss our Q2 2017 financial results Thursday, August 3, 2017, at 4:30 p.m. ET.

Webcast information

To access the live webcast and presentation slides, go to http://investors.overstock.com. To listen to the conference call via telephone, dial (877) 673-5346 and enter conference ID 51222829 when prompted. Participants outside the U.S. or Canada who do not have Internet access should dial +1 (724) 498-4326 then enter the conference ID provided above.

A replay of the conference call will be available at http://investors.overstock.com starting two hours after the live call has ended. An audio replay of the webcast will be available via telephone starting at 7:30 p.m. ET on Thursday, August 3, 2017, through 7:30 p.m. ET on Thursday, August 17, 2017. To listen to the recorded webcast by phone, dial (855) 859-2056 then enter the conference ID provided above. Outside the U.S. or Canada dial +1 (404) 537-3406 and enter the conference ID provided above.

Please email all questions in advance of the call to ir@overstock.com.

Key financial and operating metrics:

Investors should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Total net revenue - Total net revenue for Q2 2017 and 2016 was $432.0 million and $418.5 million, respectively, a 3% increase. The growth in revenue was primarily due to a 4% increase in average order size, coupled with a 2% increase in orders. These increases were partially offset by increased promotional activities, including coupons and site sales (which we recognize as a reduction of revenue) due to our driving a higher proportion of our sales using such promotions. Also, we had an increase in sales for which we record only our commission as revenue. These decreases to revenue were partially offset by a decrease in Club O Rewards earned due to discontinuing rewards on the Club O Silver program in Q4 2016. In addition, the percentage of revenue we defer from orders taken but not delivered was lower due to the timing of quarter ends. Our average order size has increased in recent years due primarily to a sales mix shift into home and garden products. We are uncertain how long this trend will continue.

Gross profit - Gross profit for Q2 2017 and 2016 was $84.2 million and $76.3 million, respectively, a 10% increase, representing 19.5% and 18.2% gross margin for those respective periods. The increase in gross profit was primarily due to revenue growth. The increase in gross margin was primarily due to a continued shift in sales mix into higher margin home and garden products, partially offset by increased promotional activities.

Sales and marketing expenses - Sales and marketing expenses totaled $43.3 million and $33.4 million for Q2 2017 and 2016, respectively, a 30% increase, and representing 10.0% and 8.0% of total net revenue for those respective periods. The increase in sales and marketing expenses as a percent of revenue was primarily due to increased spending in sponsored search and display ads on social media marketing channels.

In Q2 2017 and continuing, we have experienced slowing of our overall revenue growth which we believe is due in part to changes that Google, Inc. ("Google") has made in its natural search engine algorithms, to which we are responding. While we work to adapt to Google’s changes, we have increased our emphasis on other marketing channels, such as sponsored search, which has generated revenue growth but with higher associated marketing expenses than natural search. We expect this trend to continue in the near term while we work to adapt to these changes.

During Q2, we also experienced slower email channel revenue growth than expected due to some issues we encountered implementing a new email marketing platform.

We are also experiencing an increasingly competitive digital marketing landscape. We have competitors who are spending significant amounts on advertising bidding up the cost of certain marketing channels, such as paid keywords. While we may not choose to match their levels of spending, this has increased our marketing costs in recent quarters. We expect this trend to continue.

Consolidated contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) - Contribution for Q2 2017 and 2016 was $41.4 million and $46.9 million, respectively, a 12% decrease, representing 9.6% and 11.2% of total net revenue for those respective periods.

Contribution and contribution margin (non-GAAP financial measures - which we reconcile to "Gross Profit" in our consolidated statement of operations) consist of gross profit less sales and marketing expense plus Club O Rewards and gift card breakage and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. We believe contribution and contribution margin provide management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses, while reflecting the selling costs we incurred to generate our revenues and adding back the reductions in revenue that we recognized for Club O Rewards that have subsequently expired and for gift cards whose redemption is remote. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or all non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income and net income. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. For additional information about our non-GAAP financial measures, including “retail pre-tax income” and “Medici pre-tax loss” please see the "Additional Non-GAAP Financial Measure Reconciliations" section below.

Our calculation of our consolidated contribution and contribution margin is set forth below (in thousands):

	Three months ended June 30,				Six months ended June 30,
	2017		2016		2017		2016
Total net revenue	$432,024	100%	$418,540	100%	$864,459	100%	$832,217	100%
Cost of goods sold	347,853	80.5%	342,218	81.8%	693,381	80.2%	678,588	81.5%
Gross profit	84,171	19.5%	76,322	18.2%	171,078	19.8%	153,629	18.5%
Less: Sales and marketing expense	43,297	10.0%	33,353	8.0%	80,915	9.4%	64,809	7.8%
Plus: Club O Rewards and gift card breakage (included in Other income (expense), net)	561	0.1%	3,916	0.9%	1,232	0.1%	8,085	1.0%
Contribution and contribution margin	$41,435	9.6%	$46,885	11.2%	$91,395	10.6%	$96,905	11.6%

Technology expenses - Technology expenses totaled $28.2 million and $25.8 million for Q2 2017 and 2016, respectively, a 9% increase, and representing 6.5% and 6.2% of total revenue for those respective periods. The increase was primarily due to an increase in staff related costs of $964,000, an increase in technology licenses and maintenance of $754,000, and an increase in depreciation of $451,000.

General and administrative ("G&A") expenses - G&A expenses totaled $22.4 million and $22.7 million for Q1 2017 and 2016, respectively, a 1% decrease, and representing 5.2% and 5.4% of total revenue for those respective periods. The decrease was primarily due to a decrease in legal costs of $1.4 million, partially offset by an increase in staff related costs of $747,000 and an increase in consulting and outside services of $503,000.

We continue to seek opportunities for growth, in our retail business and through our Medici blockchain and financial technology initiatives and through other means. As a result of these initiatives, we may continue to incur additional expenses or make investments in, or acquisitions of other technologies and businesses. We also anticipate that our Medici initiatives will incur losses in the near term. These losses, additional expenses, acquisitions or investments may be material, and, coupled with existing marketing expense trends and the seasonality of our business, may lead to reduced consolidated income or losses in some periods, and to reduced liquidity. Additionally, we may recognize additional impairment charges from our investments. We are also considering other alternatives for Medici, including raising capital.

Other income, net - Other income, net totaled $593,000 and $4.0 million for Q2 2017 and 2016, respectively. The decrease is primarily due to decreased Club O Rewards breakage of $3.4 million due to discontinuing our Club O Silver rewards program in Q4 2016.

Net cash provided by operating activities - Net cash provided by operating activities was $20.1 million and $75.4 million for the twelve months ended June 30, 2017 and 2016, respectively. The $55.3 million decrease is primarily due to slowing revenue growth, decreased contribution and decreased net income, and the timing of payments. Net cash provided by operating activities for the twelve months ended June 30, 2016 includes litigation settlement proceeds of $19.5 million.

Free cash flow (a non-GAAP financial measure) - Free cash flow totaled ($25.8) million and ($7.9) million for the twelve months ended June 30, 2017 and 2016, respectively. The $17.9 million decrease was due to a $55.3 million decrease in operating cash flow, partially offset by a $37.4 million decrease in capital expenditures including costs related to the development of our recently completed new corporate headquarters.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by operating activities,” is cash flow from operations, reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. Also, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for mandatory debt service and financing obligations, changes in our capital structure, and future investments, after we have paid our operating expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Six months ended June 30,		Twelve months ended June 30,
	2017	2016	2017	2016
Net cash provided by (used in) operating activities	$(46,445)	$(26,982)	$20,101	$75,401
Expenditures for fixed assets, including internal-use software and website development	(16,450)	(42,848)	(45,883)	(83,322)
Free cash flow	$(62,895)	$(69,830)	$(25,782)	$(7,921)
Cash and working capital - We had cash and cash equivalents of $104.0 million and $183.1 million and working capital of ($30.3) million and ($4.8) million at June 30, 2017 and December 31, 2016, respectively.

About Overstock.com
Overstock.com, Inc. Common Shares (NASDAQ:OSTK) / Series A Preferred (Medici Ventures’ t0 platform : OSTKP) / Series B Preferred (OTCQX:OSTBP) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, décor, rugs, bedding, and home improvement. In addition to home goods, Overstock.com offers a variety of products including jewelry, electronics, apparel, and more, as well as a marketplace providing customers access to hundreds of thousands of products from third-party sellers. Additional stores include Worldstock.com, dedicated to selling artisan-crafted products from around the world. Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock regularly posts information about the company and other related matters under Investor Relations on its website.

O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock and OVillage are registered trademarks of Overstock.com, Inc.  O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release and the August 3, 2017 conference call and webcast to discuss our financial results may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including forecasts of trends. These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including the amount and timing of our capital expenditures, the mix of products we sell, the results of legal proceedings and claims and the amounts we spend relating to them, the extent to which we owe income taxes, competition, fluctuations in operating results, the potential effects on our financial results of new accounting standards we will be required to adopt no later than January 1, 2018, relating to revenue recognition, Google and other search engine companies changing their natural search engine algorithms periodically resulting in lower ranking of our products, any inability to raise capital if needed on acceptable terms, our efforts to expand both domestically and internationally, risks of inventory management and seasonality. Other risks and uncertainties include, among others, risks related to new products and services we may offer, and difficulties with our infrastructure, our fulfillment partners or our payment processors, including cyber-attacks or data breaches affecting us or any of them. More information about factors that could potentially affect our financial results is included in our Form 10-Q for the quarter ended June 30, 2017 which was filed with the Securities and Exchange Commission on August 3, 2017. Our Form 10-Q and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates and other forward-looking statements.

Overstock.com, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$103,952	$183,098
Restricted cash	543	430
Accounts receivable, net	20,751	28,142
Inventories, net	15,152	18,937
Prepaid inventories, net	1,215	2,112
Prepaids and other current assets	20,089	11,654
Total current assets	161,702	244,373
Fixed assets, net	134,563	134,552
Precious metals	9,946	9,946
Deferred tax assets, net	68,396	56,266
Intangible assets, net	9,171	10,913
Goodwill	14,698	14,698
Other long-term assets, net	14,399	14,328
Total assets	$412,875	$485,076
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$75,736	$106,337
Accrued liabilities	72,296	96,216
Deferred revenue	39,137	41,780
Finance obligations, current	3,297	3,256
Other current liabilities, net	1,548	1,627
Total current liabilities	192,014	249,216
Long-term debt, net	43,663	44,179
Finance obligations, non-current	10,168	11,831
Other long-term liabilities	7,099	6,890
Total liabilities	252,944	312,116
Stockholders’ equity:
Preferred stock, $0.0001 par value, authorized shares - 5,000
Series A, issued and outstanding - 127	—	—
Series B, issued and outstanding - 569	—	—
Common stock, $0.0001 par value
Authorized shares - 100,000
Issued shares - 28,131 and 27,895
Outstanding shares - 25,000 and 25,432	3	3
Additional paid-in capital	385,987	383,348
Accumulated deficit	(157,926)	(153,898)
Accumulated other comprehensive loss	(1,472)	(1,540)
Treasury stock:
Shares at cost - 3,131 and 2,463	(63,672)	(52,587)
Equity attributable to stockholders of Overstock.com, Inc.	162,920	175,326
Equity attributable to noncontrolling interests	(2,989)	(2,366)
Total equity	159,931	172,960
Total liabilities and stockholders’ equity	$412,875	$485,076

Overstock.com, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenue, net
Direct	$22,099	$24,630	$44,927	$51,281
Partner and other	409,925	393,910	819,532	780,936
Total net revenue	432,024	418,540	864,459	832,217
Cost of goods sold
Direct	21,147	23,098	42,110	48,504
Partner and other	326,706	319,120	651,271	630,084
Total cost of goods sold	347,853	342,218	693,381	678,588
Gross profit	84,171	76,322	171,078	153,629
Operating expenses:
Sales and marketing	43,297	33,353	80,915	64,809
Technology	28,244	25,800	57,236	51,510
General and administrative	22,361	22,678	44,971	44,526
Litigation settlement	—	—	—	(19,520)
Total operating expenses	93,902	81,831	183,122	141,325
Operating income (loss)	(9,731)	(5,509)	(12,044)	12,304
Interest income	136	64	261	155
Interest expense	(716)	(5)	(1,426)	(7)
Other income (expense), net	593	3,992	(3,131)	8,148
Income (loss) before income taxes	(9,718)	(1,458)	(16,340)	20,600
Provision (benefit) for income taxes	(1,975)	(243)	(2,315)	8,721
Net Income (Loss)	$(7,743)	$(1,215)	$(14,025)	$11,879
Less: Net loss attributable to noncontrolling interests	(244)	(311)	(623)	(646)
Net income (loss) attributable to stockholders of Overstock.com, Inc.	$(7,499)	$(904)	$(13,402)	$12,525
Net income (loss) per common share—basic:
Net income (loss) attributable to common shares—basic	$(0.29)	$(0.04)	$(0.52)	$0.49
Weighted average common shares outstanding—basic	24,996	25,341	25,035	25,311
Net income (loss) per common share—diluted:
Net income (loss) attributable to common shares—diluted	$(0.29)	$(0.04)	$(0.52)	$0.49
Weighted average common shares outstanding—diluted	24,996	25,341	25,035	25,350

Overstock.com, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six months ended June 30,		Twelve months ended June 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Consolidated net income (loss)	$(14,025)	$11,879	$(14,656)	$9,125
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation of fixed assets	14,909	12,296	29,896	24,660
Amortization of intangible assets	1,891	2,222	3,637	3,741
Stock-based compensation to employees and directors	1,985	2,715	4,161	4,503
Deferred income taxes, net	(2,796)	7,368	(2,445)	5,548
Loss on investment in precious metals	—	—	(201)	1,131
Loss on investment in cryptocurrency	—	—	—	46
Impairment of cost method investment	4,500	—	7,350	—
Ineffective portion of loss on cash flow hedge	—	—	—	124
Termination costs of cryptobond financing	—	—	—	850
Other	65	(2)	423	25
Changes in operating assets and liabilities, net of acquisitions:
Restricted cash	(188)	(27)	(161)	(27)
Accounts receivable, net	7,391	(1,169)	(1,446)	(826)
Inventories, net	3,785	2,524	2,366	10,010
Prepaid inventories, net	897	93	3	1,230
Prepaids and other current assets	(9,213)	(3,015)	(3,809)	994
Other long-term assets, net	(147)	(204)	(729)	(563)
Accounts payable	(30,601)	(46,297)	(3,127)	8,189
Accrued liabilities	(22,391)	(9,033)	3,578	7,413
Deferred revenue	(2,643)	(6,874)	(4,933)	(1,770)
Other long-term liabilities	136	542	194	998
Net cash (used in) provided by operating activities	(46,445)	(26,982)	20,101	75,401
Cash flows from investing activities:
Proceeds from sale of precious metals	—	—	1,610	—
Investment in precious metals	—	—	(1,633)	—
Disbursement of note receivable	(250)	(3,050)	(868)	(8,050)
Cost method investments	(1,188)	(4,000)	(1,938)	(4,000)
Equity method investment	(2,000)	—	(2,000)	38
Acquisitions of businesses, net of cash acquired	—	1,220	28	(9,381)
Expenditures for fixed assets, including internal-use software and website development	(16,450)	(42,848)	(45,883)	(83,322)
Other	(115)	30	(118)	(91)
Net cash used in investing activities	(20,003)	(48,648)	(50,802)	(104,806)
Cash flows from financing activities:
Paydown on direct financing arrangement	—	(54)	—	(212)
Payments on finance obligations	(1,622)	(797)	(2,731)	(901)
Payments on interest swap	—	(339)	(224)	(396)
Proceeds from finance obligations	—	6,074	5,325	11,772
Proceeds from short-term debt	—	—	—	5,000
Payments on short-term debt	—	—	—	(750)
Proceeds from long-term debt	—	23,652	12,621	33,140
Payments on long-term debt	(469)	—	(469)	—
Change in restricted cash	75	—	75	75
Proceeds from exercise of stock options	654	—	1,473	—
Proceeds from rights offering, net of offering costs	—	—	7,591	—
Purchase of treasury stock	(11,085)	(602)	(11,323)	(607)
Payment of debt issuance costs	(251)	—	(251)	(621)
Net cash (used in) provided by financing activities	(12,698)	27,934	12,087	46,500
Net (decrease) increase in cash and cash equivalents	(79,146)	(47,696)	(18,614)	17,095
Cash and cash equivalents, beginning of period	183,098	170,262	122,566	105,471
Cash and cash equivalents, end of period	$103,952	$122,566	$103,952	$122,566

Additional Non-GAAP Financial Measure Reconciliations

As described above, contribution and contribution margin (non-GAAP financial measures - which we reconcile to "Gross Profit" in our consolidated statement of operations) consist of gross profit less sales and marketing expense plus Club O Rewards and gift card breakage and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue.

OSTK Retail and Medici pre-tax income or loss (non-GAAP financial measures - which we reconcile to Consolidated pre-tax income or loss) consist of income or loss before taxes of our Retail and Medici businesses, excluding intercompany transactions eliminated in consolidation. We believe these measures provide management and users of the financial statements useful information, because they provide financial results for our separate businesses which are distinct in nature. The material limitation associated with these measures is that they are an incomplete measure of our consolidated operations.

We determined our segments based on how we manage our business, which, in our view, consists primarily of our Retail and Medici businesses. Our Retail business consists of our Direct and Partner reportable segments. We use gross profit as the measure to determine our reportable segments because there is not discrete financial information available below gross profit for our Direct and Partner segments. As a result, our Medici business is not significant as compared to our Direct and Partner segments. Our Other segment includes Medici and equity method investments. We do not allocate assets between our segments for our internal management purposes.

Contribution, contribution margin, OSTK Retail pre-tax income or loss and Medici pre-tax income or loss are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Our calculations of our contribution and contribution margin by Retail Total (which consists of Direct and Partner) and Other (which includes Medici and equity method investments) are set forth below (in thousands):

	Three months ended June 30,
	Direct	Partner	Retail Total	Other	Total
2017
Total net revenue	$22,099	$405,856	$427,955	$4,069	$432,024
Cost of goods sold	21,147	323,892	345,039	2,814	347,853
Gross profit	$952	$81,964	$82,916	$1,255	$84,171
Less: Sales and marketing expense			43,077	220	43,297
Plus: Club O Rewards and gift card breakage (included in Other income (expense), net)			561	—	561
Contribution			$40,400	$1,035	$41,435
Contribution margin			9.4%	25.4%	9.6%

2016
Total net revenue	$24,630	$390,143	$414,773	$3,767	$418,540
Cost of goods sold	23,098	316,623	339,721	2,497	342,218
Gross profit	$1,532	$73,520	$75,052	$1,270	$76,322
Less: Sales and marketing expense			33,192	161	33,353
Plus: Club O Rewards and gift card breakage (included in Other income (expense), net)			3,916	—	3,916
Contribution			$45,776	$1,109	$46,885
Contribution margin			11.0%	29.4%	11.2%

	Six months ended June 30,
	Direct	Partner	Retail Total	Other	Total
2017
Total net revenue	$44,927	$811,117	$856,044	$8,415	$864,459
Cost of goods sold	42,110	645,189	687,299	6,082	693,381
Gross profit	$2,817	$165,928	$168,745	$2,333	$171,078
Less: Sales and marketing expense			80,402	513	80,915
Plus: Club O Rewards and gift card breakage (included in Other income (expense), net)			1,232	—	1,232
Contribution			$89,575	$1,820	$91,395
Contribution margin			10.5%	21.6%	10.6%

2016
Total net revenue	$51,281	$774,412	$825,693	$6,524	$832,217
Cost of goods sold	48,504	625,920	674,424	4,164	678,588
Gross profit	$2,777	$148,492	$151,269	$2,360	$153,629
Less: Sales and marketing expense			64,503	306	64,809
Plus: Club O Rewards and gift card breakage (included in Other income (expense), net)			8,085	—	8,085
Contribution			$94,851	$2,054	$96,905
Contribution margin			11.5%	31.5%	11.6%

Our calculations of OSTK Retail Total (which consists of Direct and Partner) and Other (which includes Medici and equity method investments) pre-tax income or loss are set forth below excluding intercompany transactions eliminated in consolidation (in thousands):

	Three months ended June 30,
	Direct	Partner	Retail Total	Other	Total
2017
Revenue, net	$22,099	$405,856	$427,955	$4,069	$432,024
Cost of goods sold	21,147	323,892	345,039	2,814	347,853
Gross profit	$952	$81,964	$82,916	$1,255	$84,171
Operating expenses			89,325	4,577	93,902
Interest and other income (expense), net			13	—	13
Pre-tax loss			(6,396)	(3,322)	(9,718)
Benefit for income taxes			(176)	(1,799)	(1,975)
Net loss			$(6,220)	$(1,523)	$(7,743)

2016
Revenue, net	$24,630	$390,143	$414,773	$3,767	$418,540
Cost of goods sold	23,098	316,623	339,721	2,497	342,218
Gross profit	$1,532	$73,520	$75,052	$1,270	$76,322
Operating expenses			77,625	4,206	81,831
Interest and other income (expense), net			3,987	64	4,051
Pre-tax income (loss)			1,414	(2,872)	(1,458)
Provision (benefit) for income taxes			868	(1,111)	(243)
Net income (loss)			$546	$(1,761)	$(1,215)

	Six months ended June 30,
	Direct	Partner	Retail Total	Other	Total
2017
Revenue, net	$44,927	$811,117	$856,044	$8,415	$864,459
Cost of goods sold	42,110	645,189	687,299	6,082	693,381
Gross profit	$2,817	$165,928	$168,745	$2,333	$171,078
Operating expenses			173,863	9,259	183,122
Interest and other income (expense), net (1)			115	(4,411)	(4,296)
Pre-tax loss			(5,003)	(11,337)	(16,340)
Benefit for income taxes			713	(3,028)	(2,315)
Net loss			$(5,716)	$(8,309)	$(14,025)

2016
Revenue, net	$51,281	$774,412	$825,693	$6,524	$832,217
Cost of goods sold	48,504	625,920	674,424	4,164	678,588
Gross profit	$2,777	$148,492	$151,269	$2,360	$153,629
Operating expenses			133,005	8,320	141,325
Interest and other income (expense), net			8,232	64	8,296
Pre-tax income (loss)			26,496	(5,896)	20,600
Provision (benefit) for income taxes			10,913	(2,192)	8,721
Net income (loss)			$15,583	$(3,704)	$11,879
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(1) — Interest and other income (expense), net for the Other segment includes a $4.5 million impairment charge related to a cost method investment.